News Release
For Immediate Release

LOCKHEED MARTIN ANNOUNCES FOURTH QUARTER AND FULL YEAR 2011 RESULTS

•	Net sales of $12.2 billion
•	Earnings from continuing operations of $698 million and per diluted share of $2.14
•	Cash from operations of $1.1 billion after accelerating pension contributions of $1.0 billion
•	Fourth quarter orders of $19.8 billion increase year-end backlog to a record $80.7 billion
•	Achieves record annual net sales, segment operating profit, and earnings per diluted share from continuing operations
•	Provides 2012 outlook

BETHESDA, Md., Jan. 26, 2012 – Lockheed Martin Corporation (NYSE: LMT) today reported fourth quarter 2011 net sales of $12.2 billion compared to $12.8 billion in 2010. Earnings from continuing operations during the fourth quarter of 2011 was $698 million, or $2.14 per diluted share, compared to $821 million, or $2.28 per diluted share, in 2010.

Earnings from continuing operations for the quarter ended Dec. 31, 2011 reflect an increase in the FAS/CAS pension expense adjustment, which reduced earnings by $66 million, or $0.20 per diluted share compared to 2010, a decrease in Research and Development (R&D) tax credits, which reduced earnings by $36 million, or $0.11 per diluted share compared to 2010, and premiums on the early extinguishments of debt, which reduced earnings by $28 million, or $0.09 per diluted share.  During the quarter ended Dec. 31, 2010, earnings from continuing operations also included a charge related to facilities consolidation within the Electronic Systems business segment, which reduced earnings by $27 million, or $0.08 per diluted share.

Cash from operations during the quarter ended Dec. 31, 2011 was $1.1 billion, after making accelerated contributions of $1.0 billion to the pension trust. Cash from operations during the quarter ended Dec. 31, 2010 was $210 million, after making accelerated contributions of $840 million to the pension trust.

“Our continued focus on executing our customers’ programs domestically and internationally resulted in a strong year with a record backlog,” said Bob Stevens, chairman and chief executive officer.  “We will need to remain agile in 2012 given the uncertainties ahead, but I am confident that our workforce and diversified portfolio will enable us to continue to deliver value to our customers and shareholders.”

Summary Reported Results

The following table presents the Corporation’s results for the periods referenced in accordance with generally accepted accounting principles (GAAP):

SUMMARY REPORTED RESULTS	Quarter Ended Dec. 31,		Year Ended Dec. 31,
(in millions, except per share data)	2011	2010	2011	2010
Net sales	$12,211	$12,761	$46,499	$45,671

Operating profit
Segment operating profit	$1,404	$1,382	$5,281	$5,028
Unallocated corporate expense, net
FAS/CAS pension adjustment	(230)	(123)	(922)	(454)
Special items – severance and other charges1	—	(42)	(136)	(220)
Stock compensation expense and other, net	(92)	(102)	(243)	(305)
Operating profit	$1,082	$1,115	$3,980	$4,049
Net earnings (loss) from
Continuing operations	$698	$821	$2,667	$2,614
Discontinued operations	(15)	140	(12)	264
Net earnings	$683	$961	$2,655	$2,878
Diluted earnings (loss) per share
Continuing operations	$2.14	$2.28	$7.85	$7.10
Discontinued operations	(.05)	.39	(.04)	.71
Diluted earnings per share	$2.09	$2.67	$7.81	$7.81
Cash from operations2	$1,088	$210	$4,253	$3,801

1
The year ended Dec. 31, 2011 amount includes severance charges totaling $136 million associated with the elimination of certain positions through either voluntary or involuntary actions at the Aeronautics, Information Systems & Global Solutions, and Space Systems business segments as well as Corporate Headquarters.  The quarter and year ended Dec. 31, 2010 amounts include a charge of $42 million related to facilities consolidation within the Electronic Systems business segment. The year ended Dec. 31, 2010 amount also includes a charge of $178 million for the Voluntary Executive Separation Program.

2
The Corporation made contributions to its pension trust of $1.0 billion and $2.3 billion during the quarter and year ended Dec. 31, 2011, respectively.  During the quarter and year ended Dec. 31, 2010, the Corporation made contributions to its pension trust of $840 million and $2.2 billion, respectively.

During the quarter ended Dec. 31, 2011, the Corporation revised the classification of cash payments associated with the development or purchase of internal-use software from operating cash flows to investing cash flows.  Cash flows for all periods presented have been adjusted for this change. Cash payments for internal-use software were $47 million and $173 million for the quarter and year ended Dec. 31, 2011, respectively, and $50 million and $254 million for the quarter and year ended Dec. 31, 2010, respectively.

2012 Financial Outlook

The following table and other sections of this press release contain forward-looking statements, which are based on the Corporation’s current expectations. Actual results may differ materially from those projected. It is the Corporation's practice not to incorporate adjustments into its outlook for proposed acquisitions, divestitures, joint ventures, or special items until such transactions have been consummated. See the “Forward-Looking Statements” discussion contained in this press release.

2012 FINANCIAL OUTLOOK
(in millions, except per share data)

Net sales	$45,000 – $46,000

Operating profit
Segment operating profit	$5,025 – $5,125
Unallocated corporate expense, net
FAS/CAS pension adjustment1	~ (835)
Stock compensation expense and other, net	~ (290)
Operating profit	$3,900 – $4,000

Diluted earnings per share from continuing operations2	$7.70 – $7.90
Cash from operations3	$3,800

1
The FAS/CAS pension adjustment was calculated using a 4.75 percent discount rate, an actual rate of return on plan assets of 4.9 percent for 2011, and an expected long-term rate of return on plan assets of 8.0 percent.

2
The R&D tax credit expired Dec. 31, 2011 and has not been incorporated into our outlook for 2012. The benefit was approximately $0.10 per share for the year ended Dec. 31, 2011. This benefit will not be incorporated into our 2012 outlook or results until legislation is enacted.

3	The Corporation’s 2012 outlook for cash from operations includes anticipated contributions of $1.1 billion to its pension trust, which it also anticipates recovering as CAS costs in 2012.

Cash Deployment Activities

The Corporation deployed cash in 2011 by:

•	repurchasing 1.9 million shares at a cost of $139 million in the fourth quarter and 31.8 million shares at a cost of $2.4 billion during the year;
•	making accelerated contributions of $1.0 billion to its pension trust in the fourth quarter; and total contributions of $2.3 billion for the year;
•	paying cash dividends totaling $325 million in the fourth quarter, after increasing the quarterly dividend in the fourth quarter by 33 percent, and $1.1 billion for the year;
•	redeeming $574 million of long-term debt at a cost of $620 million, including a $46 million premium on the early extinguishments;
•	paying $625 million in the fourth quarter for the acquisitions of QTC Holdings, Inc., Sim Industries B.V., and other investments; and $649 million for the year;
•	making capital investments of $371 million in the fourth quarter and $814 million for the year for property, plant and equipment; and
•	making capital investments of $47 million in the fourth quarter and $173 million for the year for internal-use software.

Segment Results

The Corporation operates in four principal business segments: Aeronautics; Electronic Systems; Information Systems & Global Solutions (IS&GS); and Space Systems.

During the quarter ended Sept. 25, 2011, the Corporation disclosed plans to divest Savi Technology, Inc. (Savi), a logistics business within the Electronic Systems business segment.  Additionally, during the quarter ended Dec. 31, 2011, the Corporation realigned an immaterial supply chain services business from the Aeronautics business segment to the Electronic Systems business segment.  The segment results and discussions that follow exclude Savi from Electronic Systems as discontinued operations and also reflect the realignment of the supply chain services business between the Aeronautics and Electronic Systems business segments.

Operating profit for the business segments includes equity earnings (losses) from their investments because the operating activities of the investees are closely aligned with the operations of those segments. The Corporation’s equity investments include United Launch Alliance (ULA) and United Space Alliance (USA), both of which are part of Space Systems.  The following table presents the operating results of the four business segments and reconciles these amounts to the Corporation’s consolidated financial results.

(in millions)	Quarter Ended Dec. 31,		Year Ended Dec. 31,
	2011	2010	2011	2010
Net sales
Aeronautics	$3,855	$3,830	$14,362	$13,109
Electronic Systems	3,697	4,011	14,622	14,399
Information Systems & Global Solutions	2,548	2,640	9,381	9,921
Space Systems	2,111	2,280	8,134	8,242
Net sales	$12,211	$12,761	$46,499	$45,671

Operating profit
Aeronautics	$461	$414	$1,630	$1,498
Electronic Systems	431	490	1,788	1,748
Information Systems & Global Solutions	254	199	874	814
Space Systems	258	279	989	968
Segment operating profit	1,404	1,382	5,281	5,028
Unallocated corporate expense, net	(322)	(267)	(1,301)	(979)
Operating profit	$1,082	$1,115	$3,980	$4,049

In the discussion of comparative results, changes in net sales and operating profit generally are expressed in terms of volume and performance.

Changes in volume refer to increases or decreases in sales resulting from varying production activity levels, deliveries, or service levels on individual contracts. Volume changes typically include a corresponding change in operating profit based on the estimate of profit at completion for a particular contract.

Changes in performance refer to increases or decreases in the estimated profit booking rates on the Corporation’s contracts accounted for using the percentage-of-completion method of accounting and usually relate to revisions in the total estimated costs at completion that reflect improved or deteriorated conditions on a particular contract. For example, improved conditions typically result from the retirement of risks on contracts. Such changes in estimated profit booking rates are recognized in the current period and reflect the inception-to-date effect of such changes.

Aeronautics

(in millions)	Quarter Ended Dec. 31,		Year Ended Dec. 31,
	2011	2010	2011	2010
Net sales	$3,855	$3,830	$14,362	$13,109
Operating profit	$461	$414	$1,630	$1,498
Operating margin	12.0%	10.8%	11.3%	11.4%

Net sales in the Aeronautics segment increased $25 million, or 1 percent, during the quarter ended Dec. 31, 2011, compared to the corresponding period in 2010. The increase in net sales primarily was attributable to higher volume of about $355 million for the F-35 Low Rate Initial Production (LRIP) program as production increases and approximately $205 million for F-16 support activities and an increase in aircraft deliveries (five F-16 aircraft delivered in the quarter ended Dec. 31, 2011 compared to three during the same 2010 period). The increases partially were offset by a decline in net sales of approximately $240 million due to lower volume on the F-22 program, which will continue to decline as production winds down with final deliveries expected to be completed in 2012, about $115 million for lower volume on C-5 programs (no C-5M aircraft delivered in the quarter ended Dec. 31, 2011 compared to one during the same 2010 period), lower volume of about $80 million for C-130 programs primarily due to a decrease in deliveries (seven C-130J aircraft delivered in the quarter ended Dec. 31, 2011 compared to nine during the same 2010 period), lower volume of about $50 million on the F-35 System Development and Demonstration (SDD) program as development work decreased, and about $50 million for lower volume on other programs.

Net sales in the Aeronautics segment increased $1.3 billion, or 10 percent during the year ended Dec. 31, 2011, compared to the corresponding period in 2010. The growth in net sales primarily was due to higher volume of about $850 million for work performed on the F-35 LRIP program as production increases, higher volume of about $745 million for C-130 programs due to an increase in deliveries (33 C-130J aircraft delivered in 2011 compared to 25 during 2010) and support activities, about $425 million for F-16 support activities and an increase in aircraft deliveries (22 F-16 aircraft delivered in 2011 compared to 20 during 2010), and approximately $90 million for higher volume on C-5 programs (two C-5M aircraft delivered in 2011 compared to one during 2010). These increases partially were offset by a decline in net sales of approximately $675 million due to lower volume on the F-22 program and lower net sales of about $155 million for the F-35 SDD program as development work decreased.

Operating profit in the Aeronautics segment increased $47 million, or 11 percent, during the quarter ended Dec. 31, 2011, compared to the corresponding period in 2010. The primary contributors to the growth were an increase of about $70 million on F-16 programs due to volume and risk retirements in 2011 and approximately $35 million for C-130 and C-5 programs as a result of risk retirements. These increases partially were offset by a decline of approximately $60 million in operating profit for the F-22 program due to lower volume and risk retirements compared to 2010.  Operating profit for the F-35 program during the quarter ended Dec. 31, 2011 was comparable to the corresponding period in 2010.

Operating profit in the Aeronautics segment increased $132 million, or 9 percent, for the year ended Dec. 31, 2011, compared to the corresponding period in 2010. The increase primarily was attributable to approximately $115 million of higher operating profit on C-130 programs due to increased volume and the retirement of risks, increased volume and risk retirements on F-16 programs of about $50 million and C-5 programs of approximately $20 million, and about $70 million due to risk retirements on other Aeronautics sustainment activities in 2011.  These increases partially were offset by a decline in operating profit of approximately $75 million on the F-22 and F-35 SDD programs primarily due to lower volume and about $55 million on other programs, including F-35 LRIP, primarily due to lower risk retirements in 2011, compared to 2010.

Electronic Systems

(in millions)	Quarter Ended Dec. 31,		Year Ended Dec. 31,
	2011	2010	2011	2010
Net sales	$3,697	$4,011	$14,622	$14,399
Operating profit	$431	$490	$1,788	$1,748
Operating margin	11.7%	12.2%	12.2%	12.1%

Net sales in the Electronic Systems segment decreased $314 million, or 8 percent, during the quarter ended Dec. 31, 2011, compared to the corresponding period in 2010.  The decrease was driven by fewer deliveries on tactical missile programs (including Joint Air-to-Surface Standoff Missile (JASSM), Multiple Launch Rocket System (MLRS), and Hellfire programs) of approximately $205 million, and declines in volume on certain ship and aviation programs (primarily Maritime Patrol Aircraft (MPA)) of $60 million, undersea warfare programs of about $60 million, surface naval warfare programs (including Aegis) of approximately $50 million, and various logistics and training services and other programs of about $80 million.  These decreases partially were offset by higher volume on air defense programs (including Patriot Advanced Capability-3 (PAC-3) and Terminal High Altitude Area Defense (THAAD)) of approximately $90 million and about $50 million related to the Littoral Combat Ship program.

During the year ended Dec. 31, 2011, net sales in the Electronic Systems segment increased $223 million, or 2 percent, compared to the corresponding period in 2010.  The increase was due to higher volume on air defense programs (including PAC-3 and THAAD) of about $420 million, logistics activities of about $330 million related to the Special Operations Forces Contractor Logistics Support Services program, which began late in the quarter ended Sept. 26, 2010, and the Littoral Combat Ship program of approximately $165 million.  These increases partially were offset by a decline in volume of approximately $375 million for certain ship and aviation programs (primarily MPA and Persistent Threat Detection Systems), about $200 million for various logistics and training services, and approximately $115 million for tactical missile and fire control programs.

Operating profit in the Electronic Systems segment decreased $59 million, or 12 percent, during the quarter ended Dec. 31, 2011, compared to the corresponding period in 2010.  Operating profit decreased by about $45 million on tactical missile programs (primarily JASSM) due to declines in volume and lower risk retirements in 2011, approximately $35 million for lower volume related to various logistics and other programs, and about $55 million for contract cost recovery matters on various ship and aviation programs (including the terminated presidential helicopter program). The decline in operating profit partially was offset by approximately $20 million for higher volume and retirement of risks on air defense programs (including PAC-3 and THAAD), and approximately $60 million from the successful collection of certain platform integration program receivables that were previously reserved.

During the year ended Dec. 31, 2011, operating profit in the Electronic Systems segment increased $40 million, or 2 percent, compared to the corresponding period in 2010.  Operating profit increased by about $60 million due to higher volume and retirement of risks on air defense programs (including PAC-3 and THAAD) and approximately $35 million primarily due to the recognition of reserves on certain undersea warfare programs in 2010.  These increases partially were offset by approximately $55 million for contract cost recovery matters on various ship and aviation programs (including the terminated presidential helicopter program).

Information Systems & Global Solutions

(in millions)	Quarter Ended Dec. 31,		Year Ended Dec. 31,
	2011	2010	2011	2010
Net sales	$2,548	$2,640	$9,381	$9,921
Operating profit	$254	$199	$874	$814
Operating margin	10.0%	7.5%	9.3%	8.2%

The IS&GS business segment was affected by the fiscal pressures constraining government purchases of information technology (IT) and other products and services during 2011. The Corporation expects that continued budget pressure in the government IT market will contribute to lower sales in 2012, compared to 2011.  The Corporation also expects that IS&GS’ annual operating margins in 2012 will be comparable to annual 2011 operating margins.

Net sales in the IS&GS segment decreased $92 million, or 3 percent, during the quarter ended Dec. 31, 2011 and $540 million, or 5 percent, during the year ended Dec. 31, 2011, compared to the corresponding periods in 2010. The decreases primarily were attributable to lower volume of about $120 million during the quarter ended Dec. 31, 2011 and approximately $665 million during the year ended Dec. 31, 2011 due to the absence of the Decennial Response Integration System (DRIS) program that supported the 2010 United States census and a decline in activities on the Airborne Maritime Fixed Station Joint Tactical Radio System (JTRS) program.  These decreases partially were offset by increased net sales on numerous programs.

Operating profit in the IS&GS segment increased $55 million, or 28 percent, during the quarter ended Dec. 31, 2011 and $60 million, or 7 percent, during the year ended Dec. 31, 2011, compared to the corresponding periods in 2010.  Operating profit increased about $75 million during the quarter ended Dec. 31, 2011 and approximately $180 million for the year due to volume and the retirement of risks in 2011 and the absence of reserves recognized in 2010 on numerous programs (including among others, the NASA Outsourcing Desktop Initiative (about $60 million for both periods) and Transportation Worker Identification Credential and Automated Flight Service Station programs for the year).  The increases in operating profit in both periods partially were offset by the absence of the DRIS program and a decline in activities on the JTRS program of about $15 million and $120 million for the respective periods.

Space Systems

(in millions)	Quarter Ended Dec. 31,		Year Ended Dec. 31,
	2011	2010	2011	2010
Net sales	$2,111	$2,280	$8,134	$8,242
Operating profit	$258	$279	$989	$968
Operating margin	12.2%	12.2%	12.2%	11.7%

Net sales in the Space Systems segment decreased $169 million, or 7 percent, during the quarter ended Dec. 31, 2011, compared to the corresponding period in 2010.  The decrease in net sales was attributable to decreased volume of about $230 million related to government and commercial satellite activities (no commercial satellites deliveries in the quarter ended Dec. 31, 2011 compared to one during the same 2010 period), partially offset by increased volume of about $55 million on the NASA Orion program.

Net sales in the Space Systems segment decreased $108 million, or 1 percent, for the year ended Dec. 31, 2011, compared to the corresponding period in 2010.  The decrease in net sales was attributable to a decline of about $90 million related to the NASA External Tank program, which ended in connection with the completion of the space shuttle program in July 2011, a decline in volume of about $90 million related to the NASA Orion program, and lower volume of approximately $30 million related to government satellites.  These decreases partially were offset by higher volume for fleet ballistic and defensive missile systems of about $80 million and commercial satellites of approximately $45 million (one commercial satellite delivery in both 2011 and 2010).

During the quarter ended Dec. 31, 2011, operating profit in the Space Systems segment decreased $21 million, or 8 percent, compared to the corresponding period in 2010. The decrease in operating profit principally was attributable to decreased volume and lower profit rate adjustments compared to 2010 on government and commercial satellite activities of about $25 million.

For the year ended Dec. 31, 2011, operating profit in the Space Systems segment increased $21 million, or 2 percent, compared to the corresponding period in 2010. The increase in operating profit principally was attributable to retirement of risks on government satellite programs of about $60 million and increased equity earnings from ULA of about $20 million, partially offset by lower equity earnings from USA of about $50 million due to the completion of the space shuttle program.

Total equity earnings recognized by the Space Systems segment from ULA and USA represented about $60 million, or 23 percent, and approximately $230 million, or 23 percent, of this segment’s operating profit during the quarter and year ended Dec. 31, 2011, respectively. During the quarter and year ended Dec. 31, 2010, total equity earnings recognized by the Space Systems segment from ULA and USA represented about $65 million, or 23 percent, and approximately $260 million, or 27 percent, respectively, of this segment’s operating profit.

Unallocated Corporate Expense, Net

(in millions)	Quarter Ended Dec. 31,		Year Ended Dec. 31,
	2011	2010	2011	2010
FAS/CAS pension adjustment	$(230)	$(123)	$(922)	$(454)
Special items – severance and other charges	—	(42)	(136)	(220)
Stock compensation expense and other, net	(92)	(102)	(243)	(305)
Unallocated corporate expense, net	$(322)	$(267)	$(1,301)	$(979)

Consistent with the manner in which the Corporation’s business segment operating performance is evaluated by senior management, certain items are excluded from the business segment results and are included in “Unallocated corporate expense, net.” See the Corporation’s 2010 Annual Report on Form 10-K for a description of “Unallocated corporate expense, net” including the FAS/CAS pension adjustment.

Consistent with prior periods, results for the quarter ended Dec. 31, 2011 included a FAS/CAS pension expense adjustment of $230 million, which reduced earnings by $142 million, or $0.43 per diluted share, compared to a FAS/CAS pension expense adjustment of $123 million, which reduced earnings by $76 million, or $0.21 per diluted share, for the quarter ended Dec. 31, 2010.

During the year ended Dec. 31, 2011, the Corporation recorded severance charges totaling $136 million, net of state tax benefits, related to the Aeronautics, IS&GS, and Space Systems business segments as well as Corporate Headquarters.  These charges reduced net earnings for the year ended Dec. 31, 2011 by $88 million, or $0.26 per diluted share. The charges consisted of severance costs associated with the planned elimination of certain positions through either voluntary or involuntary actions.  Upon separation, terminated employees will receive lump-sum severance payments based on years of service, which are expected to be paid through the first half of 2012.

During the quarter ended Dec. 31, 2010, the Corporation incurred a charge of $42 million, net of state tax benefits, related to facilities consolidation within its Electronic Systems business segment.  Additionally, results for the year ended Dec. 31, 2010, included a charge of $178 million, net of state tax benefits, related to the Voluntary Executive Separation Program (VESP).  These charges reduced net earnings for the quarter ended Dec. 31, 2010 by $27 million, or $0.08 per diluted share, and for the year ended Dec. 31, 2010 by $143 million, or $0.38 per diluted share.

The Corporation expects to recover a substantial amount of these charges, including the charge related to the VESP, in future periods through the pricing of the Corporation’s products and services to the U.S. Government and other customers.  While the VESP is expected to be recovered over several years, the other severance charges would typically be expected to be recovered within a one year period.  For example, Space Systems recovered most of its quarter ended June 26, 2011 severance charge in the second half of 2011.

Income Taxes

The Corporation’s effective income tax rates from continuing operations were 27.7 percent and 26.5 percent during the quarter and year ended Dec. 31, 2011, respectively, and 22.3 percent and 30.8 percent during the quarter and year ended Dec. 31, 2010, respectively. The rates for all periods benefited from tax deductions for U.S. manufacturing activities and dividends related to certain of the Corporation’s defined contribution plans with an employee stock ownership plan feature.  The effective tax rates for the comparable periods were also impacted by the following items:

•
During the quarter ended June 26, 2011, the U.S. Congressional Joint Committee on Taxation completed its review of the Internal Revenue Service Appeals Division’s resolution of certain adjustments related to tax years 2003-2008. As a result, the Corporation recorded a reduction of its income tax expense of $89 million through the elimination of liabilities for unrecognized tax benefits during the quarter ended June 26, 2011.

•
During the quarter ended Dec. 31, 2010, tax legislation retroactively extended the R&D tax credit for two years, from Jan. 1, 2010 to Dec. 31, 2011. The Corporation recognized R&D tax credits of $7 million and $35 million as a reduction of income tax expense during the quarter and year ended Dec. 31, 2011, respectively, and $43 million for the quarter and year ended Dec. 31, 2010.

•
During the quarter ended March 28, 2010, health care legislation eliminated the tax deduction for company-paid retiree prescription drug expenses to the extent they are reimbursed under Medicare Part D, beginning in 2013. As a result, the Corporation recorded additional income tax expense of $96 million during the year ended Dec. 31, 2010.

Discontinued Operations

Discontinued operations include the operating results for Savi for all periods presented and also Pacific Architects and Engineers, Inc. (PAE) for 2010 and through the date of its sale on April 4, 2011, and those of Enterprise Integration Group (EIG) for 2010, through the date of its sale on Nov. 22, 2010.

Discontinued operations for the year ended Dec. 31, 2011 includes a benefit to net income of approximately $40 million related to the decision to sell Savi, the principal driver of which is a tax benefit due to the recognition of a deferred tax asset for book and tax differences recorded when the decision was made to sell Savi.  The quarter and year ended Dec. 31, 2010 includes an impairment charge of $109 million related to the sale of PAE and similar deferred tax benefits of $86 million and $182 million, respectively.  The quarter ended Dec. 31, 2010 also includes a gain of $184 million for the sale of EIG.

About Lockheed Martin

Headquartered in Bethesda, Md., Lockheed Martin is a global security company that employs about 123,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services. The Corporation’s net sales for 2011 were $46.5 billion.

 ###

NEWS MEDIA CONTACT:	Jennifer Whitlow, 301/897-6352
INVESTOR RELATIONS CONTACT:	Jerry Kircher, 301/897-6584

Web site: www.lockheedmartin.com

Conference Call Information

Conference call:  Lockheed Martin will webcast the earnings conference call (listen-only mode) at 3:00 p.m. E.T. on Jan. 26, 2012. A live audio broadcast, including relevant charts, will be available on the Investor Relations page of the Corporation’s web site at: http://www.lockheedmartin.com/investor.

Disclosure Regarding Forward-Looking Statements

Statements in this release that are "forward-looking statements" are based on Lockheed Martin’s current expectations and assumptions. Forward-looking statements in this release include estimates of future sales, earnings and cash flows. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results could differ materially due to factors such as:

•	the availability of government funding for the Corporation’s products and services both domestically and internationally due to performance, cost, or other factors;
•
changes in government and customer priorities and requirements (including cost-cutting initiatives, the potential deferral of awards, terminations or reduction of expenditures to respond to the priorities of Congress and the Administration, or budgetary cuts resulting from Congressional actions or automatic sequestration under the Budget Control Act of 2011);

•	quantity revisions to the F-35 program;
•	actual returns (or losses) on pension plan assets, movements in interest rates and other changes that may affect pension plan assumptions;

•	the effect of capitalization changes (such as share repurchase activity, accelerated pension funding, option exercises, or debt levels);
•	difficulties in developing and producing operationally advanced technology systems;
•	the timing and customer acceptance of product deliveries;
•	materials availability and performance by key suppliers, subcontractors and customers;
•	charges from any future impairment reviews that may result in the recognition of losses and a reduction in the book value of goodwill or other long-term assets;
•
the future effect of legislation, rulemaking, and changes in accounting, tax, defense procurement, changes in policy, interpretations or challenges to the allowability of costs incurred under government cost accounting standards or export policies;

•	the future impact of acquisitions or divestitures, joint ventures or teaming arrangements;
•	the outcome of legal proceedings and other contingencies (including lawsuits, government investigations or audits, and the cost of completing environmental remediation efforts);
•	the competitive environment for the Corporation’s products and services and potential for delays in procurement due to bid protests;
•	the ability to attract and retain key personnel; and
•	economic, business and political conditions domestically and internationally.

These are only some of the factors that may affect the forward-looking statements contained in this press release. For further information regarding risks and uncertainties associated with Lockheed Martin’s business, please refer to the Corporation’s SEC filings, including the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors,” and “Legal Proceedings” sections of the Corporation’s 2010 Annual Report on Form 10-K, which may be obtained at the Corporation’s website: http://www.lockheedmartin.com.

It is the Corporation’s policy to only update or reconfirm its financial projections by issuing a press release. The Corporation generally plans to provide a forward-looking outlook as part of its quarterly earnings release but reserves the right to provide an outlook at different intervals or to revise its practice in future periods. All information in this release is as of Jan. 25, 2012.  Lockheed Martin undertakes no duty to update any forward-looking statement to reflect subsequent events, actual results or changes in the Corporation’s expectations. The Corporation also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

LOCKHEED MARTIN CORPORATION
Consolidated Statements of Earnings (a)
(unaudited; in millions, except per share data)
	Quarter Ended Dec. 31,		Year Ended Dec. 31,
	2011	2010	2011	2010
Net sales	$12,211	$12,761	$46,499	$45,671
Cost of sales	(11,223)	(11,704)	(42,795)	(41,883)
Gross profit	988	1,057	3,704	3,788
Other income, net	94	58	276	261
Operating profit	1,082	1,115	3,980	4,049
Interest expense	(96)	(87)	(354)	(345)
Other non-operating income (expense), net	(20)	28	5	74
Earnings from continuing operations before income taxes	966	1,056	3,631	3,778
Income tax expense	(268)	(235)	(964)	(1,164)
Net earnings from continuing operations	698	821	2,667	2,614
Net earnings (loss) from discontinued operations (b)	(15)	140	(12)	264
Net earnings	$683	$961	$2,655	$2,878
Effective tax rate	27.7%	22.3%	26.5%	30.8%
Earnings (loss) per common share
Basic
Continuing operations	$2.16	$2.31	$7.94	$7.18
Discontinued operations	(0.04)	0.39	(0.04)	0.72
Basic earnings per common share	$2.12	$2.70	$7.90	$7.90

Diluted
Continuing operations	$2.14	$2.28	$7.85	$7.10
Discontinued operations	(0.05)	0.39	(0.04)	0.71
Diluted earnings per common share	$2.09	$2.67	$7.81	$7.81

Average number of shares outstanding
Basic	322.5	355.8	335.9	364.2
Diluted	326.7	359.7	339.9	368.3

Common shares reported in stockholders' equity at end of period			321.1	345.9

(a)
As previously disclosed, the Corporation changed its methodology for recognizing net sales for service contracts with the U.S. Government effective Jan. 1, 2011. The Corporation now recognizes sales on those contracts using the preferable percentage-of-completion (POC) method consistent with its accounting for product sales and others in the industry. All prior periods presented herein have been adjusted for this immaterial change.

(b)
Discontinued operations include the operating results of Savi Technology, Inc. (Savi) for all periods presented, Pacific Architects and Engineers, Inc. (PAE) for 2010 and through the date of its sale on April 4, 2011, and those of Enterprise Integration Group for 2010, through the date of its sale on Nov. 22, 2010, as well as other immaterial items.

LOCKHEED MARTIN CORPORATION
Segment Net Sales, Operating Profit and Margins (a)
(unaudited; in millions)
	Quarter Ended Dec. 31,			Year Ended Dec. 31,
	2011	2010	% Change	2011	2010	% Change
Net sales
Aeronautics	$3,855	$3,830	1%	$14,362	$13,109	10%
Electronic Systems	3,697	4,011	(8)	14,622	14,399	2
Information Systems & Global Solutions	2,548	2,640	(3)	9,381	9,921	(5)
Space Systems	2,111	2,280	(7)	8,134	8,242	(1)
Total	$12,211	$12,761	(4)%	$46,499	$45,671	2%

Operating profit
Aeronautics	$461	$414	11%	$1,630	$1,498	9%
Electronic Systems	431	490	(12)	1,788	1,748	2
Information Systems & Global Solutions	254	199	28	874	814	7
Space Systems	258	279	(8)	989	968	2
Total business segments	1,404	1,382	2	5,281	5,028	5
Unallocated corporate expense, net	(322)	(267)	(21)	(1,301)	(979)	(33)
Total	$1,082	$1,115	(3)%	$3,980	$4,049	(2)%

Margins
Aeronautics	12.0%	10.8%		11.3%	11.4%
Electronic Systems	11.7	12.2		12.2	12.1
Information Systems & Global Solutions	10.0	7.5		9.3	8.2
Space Systems	12.2	12.2		12.2	11.7
Total business segments	11.5	10.8		11.4	11.0
Total consolidated	8.9%	8.7%		8.6%	8.9%

(a)
During the quarter ended Dec. 31, 2011, the Corporation realigned an immaterial supply chain services business from the Aeronautics business segment to the Electronic Systems business segment.  As a result, the segment financial statements have been adjusted to reflect this transfer for all periods presented.

LOCKHEED MARTIN CORPORATION
Selected Financial Data
(unaudited; in millions, except per share data)
	Quarter Ended Dec. 31,		Year Ended Dec. 31,
	2011	2010	2011	2010
Unallocated corporate expense, net
FAS/CAS pension adjustment
FAS pension expense	$(455)	$(370)	$(1,821)	$(1,442)
Less: CAS expense	(225)	(247)	(899)	(988)
FAS/CAS pension adjustment - expense	(230)	(123)	(922)	(454)
Special items - severance and other charges	—	(42)	(136)	(220)
Stock compensation expense and other, net	(92)	(102)	(243)	(305)
Total	$(322)	$(267)	$(1,301)	$(979)

	Quarter Ended Dec. 31, 2011			Year Ended Dec. 31, 2011
	Operating profit	Net earnings	Earnings per share	Operating profit	Net earnings	Earnings per share
Special Items - 2011
Severance charges	$—	$—	$—	$(136)	$(88)	$(0.26)
Resolution of certain adjustments related to tax years 2003-2008	—	—	—	—	89	0.26
Total	$—	$—	$—	$(136)	$1	$—

	Quarter Ended Dec. 31, 2010			Year Ended Dec. 31, 2010
	Operating profit	Net earnings	Earnings per share	Operating profit	Net earnings	Earnings per share
Special Items - 2010
Facility consolidation	$(42)	$(27)	$(0.08)	$(42)	$(27)	$(0.07)
Voluntary Executive Separation Program Charge	—	—	—	(178)	(116)	(0.31)
Elimination of Medicare Part D deferred tax assets	—	—	—	—	(96)	(0.26)
Total	$(42)	$(27)	$(0.08)	$(220)	$(239)	$(0.64)

LOCKHEED MARTIN CORPORATION
Consolidated Balance Sheets
(unaudited; in millions, except per share data)
	Dec. 31, 2011	Dec. 31, 2010
Assets
Current assets
Cash and cash equivalents	$3,582	$2,261
Short-term investments	3	516
Receivables, net	6,064	5,692
Inventories	2,481	2,363
Deferred income taxes	1,339	1,147
Other current assets	625	518
Assets of discontinued operation held for sale	—	396
Total current assets	14,094	12,893

Property, plant and equipment, net	4,611	4,554
Goodwill	10,148	9,605
Deferred income taxes	4,388	3,485
Other assets	4,667	4,576
Total assets	$37,908	$35,113

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$2,269	$1,627
Customer advances and amounts in excess of costs incurred	6,399	5,890
Salaries, benefits and payroll taxes	1,664	1,870
Other current liabilities	1,798	1,810
Liabilities of discontinued operation held for sale	—	204
Total current liabilities	12,130	11,401

Long-term debt, net	6,460	5,019
Accrued pension liabilities	13,502	10,607
Other postretirement benefit liabilities	1,274	1,213
Other liabilities	3,541	3,376
Total liabilities	36,907	31,616

Stockholders' equity
Common stock, $1 par value per share	321	346
Additional paid-in capital	—	—
Retained earnings	11,937	12,161
Accumulated other comprehensive loss	(11,257)	(9,010)
Total stockholders' equity	1,001	3,497
Total liabilities and stockholders' equity	$37,908	$35,113

LOCKHEED MARTIN CORPORATION
Consolidated Statements of Cash Flows
(unaudited; in millions)
	Year Ended Dec. 31,
	2011	2010

Operating Activities
Net earnings	$2,655	$2,878
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	797	841
Stock-based compensation	141	168
Deferred income taxes	(2)	452
Reduction in tax expense from resolution of certain tax matters	(89)	—
Tax expense related to Medicare Part D reimbursement	—	96
Net adjustments related to discontinued operations	(81)	(257)
Changes in assets and liabilities
Receivables, net	(363)	3
Inventories	(74)	(207)
Accounts payable	609	(364)
Customer advances and amounts in excess of costs incurred	502	706
Postretirement benefit plans	(393)	(1,027)
Income taxes	304	60
Other, net	247	452
Net cash provided by operating activities (a)	4,253	3,801

Investing Activities
Expenditures for property, plant and equipment	(814)	(820)
Expenditures for capitalized internal-use software (a)	(173)	(254)
Net cash provided by (used for) short-term investment transactions	510	(171)
Net proceeds from sale of EIG	—	798
Acquisitions of businesses / investments in affiliates	(649)	(148)
Other, net	313	22
Net cash used for investing activities	(813)	(573)

Financing Activities
Repurchases of common stock	(2,465)	(2,420)
Common stock dividends	(1,095)	(969)
Issuance of long-term debt, net of related costs	1,980	—
Repayments of long-term debt	(632)	—
Other, net	93	31
Net cash used for financing activities	(2,119)	(3,358)
Net increase (decrease) in cash and cash equivalents	1,321	(130)
Cash and cash equivalents at beginning of year	2,261	2,391
Cash and cash equivalents at end of year	$3,582	$2,261

(a)
During the quarter ended Dec. 31, 2011, the Corporation revised the classification of expenditures associated with the development or purchase of internal-use software from operating cash flows to investing cash flows.  Cash flows for all periods presented have been adjusted for this change.

LOCKHEED MARTIN CORPORATION
Consolidated Statement of Stockholders' Equity
(unaudited; in millions)
				Accumulated
		Additional		Other	Total
	Common	Paid-In	Retained	Comprehensive	Stockholders'
	Stock	Capital	Earnings	Loss	Equity
Balance at Dec. 31, 2010	$346	$—	$12,372	$(9,010)	$3,708
Cumulative effect of a change in accounting principle (a)	—	—	(211)	—	(211)
Balance at Dec. 31, 2010, as adjusted	346	—	12,161	(9,010)	3,497
Net earnings	—	—	2,655	—	2,655
Repurchases of common stock (b)	(32)	(589)	(1,781)	—	(2,402)
Common stock dividends declared (c)	—	—	(1,098)	—	(1,098)
Stock-based awards and ESOP activity	7	589	—	—	596
Other comprehensive loss (d)	—	—	—	(2,247)	(2,247)
Balance at Dec. 31, 2011	$321	$—	$11,937	$(11,257)	$1,001

(a)
As previously disclosed, the Corporation changed its methodology for recognizing net sales for service contracts with the U.S. Government effective Jan. 1, 2011. The Corporation now recognizes sales on those contracts using the preferable percentage-of-completion (POC) method consistent with its accounting for product sales and others in the industry. All prior periods presented have been adjusted for this immaterial change.

(b)
The Corporation repurchased 1.9 million shares for $139 million in the quarter ended Dec. 31, 2011.  For the year ended Dec. 31, 2011, the Corporation repurchased 31.8 million shares for $2.4 billion.  In the third quarter of 2011, the Corporation's Board of Directors authorized an additional $3.5 billion for share repurchases, bringing the total authorized amount under the program to $6.5 billion.  As of Dec. 31, 2011, the Corporation had repurchased a total of 43.0 million shares under the program for $3.2 billion, and there remained $3.3 billion authorized for additional share repurchases.

(c)	Includes dividends of $0.75 per share declared and paid in the first, second and third quarters and a dividend of $1.00 declared and paid in the fourth quarter.
(d)	At Dec. 31, 2011, the Corporation recognized a non-cash, after-tax reduction to stockholders' equity of $2.9 billion, as a result of the required remeasurement of its postretirement benefit plans. The decrease primarily was due to a lower discount rate at Dec. 31, 2011 of 4.75% as compared to 5.50% at Dec. 31, 2010.

LOCKHEED MARTIN CORPORATION
Operating Data
(unaudited)

	Dec. 31, 2011	Dec. 31, 2010
Backlog	(in millions)
Aeronautics	$30,500	$27,500
Electronic Systems	24,900	23,400
Information Systems & Global Solutions	9,300	9,700
Space Systems	16,000	17,800
Total	$80,700	$78,400

	Quarter Ended Dec. 31,		Year Ended Dec. 31,
Aircraft Deliveries	2011	2010	2011	2010
F-16	5	3	22	20
F-22	6	7	14	20
F-35	2	—	9	—
C-130J	7	9	33	25
C-5M	—	1	2	1